Exhibit 99.1

10100 Old Columbia Road
Columbia, Maryland 21046
NEWS RELEASE

For Release: February 7, 2006	Contact:	Robert F. Shawver, Exec. V.P.
Diane R. Brown, Investor Relations
(410) 312-5100 – www.duratekinc.com

ENERGYSOLUTIONS TO ACQUIRE DURATEK FOR $22 PER SHARE IN CASH

Columbia, MD – Duratek (NASDAQ: DRTK), a provider of safe, secure radioactive materials disposition and nuclear facility operations for commercial and government customers, announced today that it has executed a definitive merger agreement dated February 6, 2006, providing for the acquisition of Duratek by EnergySolutions, a national energy services company headquartered in Salt Lake City, Utah.  EnergySolutions will acquire all of the outstanding shares of Duratek for $22 per share, in cash, which represents a premium of 25.7% over the closing price of Duratek’s stock on February 6, 2006. The total transaction consideration is approximately $396 million, which includes the assumption of Duratek’s outstanding debt.  The acquisition will be funded through a combination of debt to be provided by a group of banks led by Citigroup, cash held by Duratek and EnergySolutions, and equity provided by the owners of EnergySolutions.

Commenting on the transaction, Dr. Prince, CEO of Duratek, stated, “Duratek is known as a leader in protecting people and the environment from the effects of radiation and radioactive materials. Over the past 20 years, we have achieved this position of leadership by combining our proven technologies and services capabilities with innovation, thereby providing integrated solutions that address our customers’ needs in the areas of nuclear materials management and radioactive waste disposition.  Yet, changing domestic and international markets for our services present opportunities for future growth, but not without challenges for us and for our investors.  The acquisition by EnergySolutions not only provides very significant current value for our stockholders, but it enables Duratek to become an even more significant service provider in its markets.  We will be able to invest more aggressively in many of the innovative technologies and capabilities for which we are known, provide a stronger future for our employees, and enhance our service offerings to benefit both our customers and the environment.”

-more-

Mr. Creamer, CEO of EnergySolutions, added, “The addition of Duratek is an important milestone in the execution of EnergySolutions evolving growth strategy.  Duratek will become an integral part of our new company, which will be a major international nuclear service supplier committed to meeting the needs of government and the nuclear industry.  With the addition of Duratek, EnergySolutions will be well positioned to help solve its customers’ most difficult nuclear materials management and waste disposition challenges. We are pleased to welcome the employees of Duratek and look forward to working with them to deliver innovation and value to our combined customers and partners.”

The transaction has been approved by the board of directors of each company and is subject to approval by Duratek’s stockholders, regulatory approval, and other customary closing conditions contained in the merger agreement.  Duratek’s board of directors is unanimously recommending that Duratek’s stockholders approve the transaction.

Duratek expects to submit the merger to stockholders for their consideration during the second quarter of 2006 and to close the merger promptly following receipt of stockholder and regulatory approval.

Bear Stearns & Co., Inc. is acting as financial advisor to Duratek in connection with this transaction.  Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Calyon Securities (USA) Inc. are acting as co-financial advisors to EnergySolutions in connection with this transaction.  The firms of Hogan & Hartson L.L.P. and Weil, Gotshal & Manges LLP have served as legal counsel to Duratek and EnergySolutions, respectively.

About Duratek

Duratek provides safe, secure radioactive materials disposition and nuclear facility operations for commercial and government customers.

About EnergySolutions

EnergySolutions provides services and solutions to the nuclear energy industry. The company has the technical expertise and state-of-the-art resources to safely and responsibly handle the nuclear waste management process. The company utilizes its resources to drive technological innovation and solutions. EnergySolutions is headquartered in Salt Lake City, Utah and upon completion of this acquisition, will manage over 2000 employees in 40 states and internationally.  EnergySolutions is owned by a private investor group led by Lindsay Goldberg & Bessemer, Peterson Partners and Creamer Investments.  EnergySolutions was formerly known as Envirocare of Utah LLC.

Important Additional Information and Where to Find It

Duratek will file with the Securities and Exchange Commission a proxy statement and other documents regarding the proposed business combination referred to in the foregoing information.  Investors are urged to read the proxy statement when it becomes available because it will contain important information.  A definitive proxy statement will be sent to Duratek’s stockholders seeking their approval of the transaction.  Investors may obtain a free copy of the proxy statement and other documents filed by Duratek with the Commission at the Commission’s website at www.sec.gov, or by directing a request to: Diane Brown, Corporate Secretary, Duratek Inc., 10100 Old Columbia Road, Columbia, Maryland 21046.

Duratek, its directors, and its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of Duratek and their ownership of Duratek stock is set forth in the proxy statement for Duratek’s 2005 annual meeting of stockholders.  Investors may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Risks and uncertainties include the satisfaction of the conditions to closing, including receipt of stockholder and regulatory approval; general industry and market conditions; the ability of either company to achieve future business objectives; and the risk that the perceived advantages of the transaction, if consummated, may not be achieved. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements detailed from time to time in Duratek’s filings with the Commission, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.  The information set forth herein speaks only as of the date hereof, and Duratek disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date hereof.

# # #